Exhibit 10.1
EXECUTION COPY
EMPLOYMENT AGREEMENT
between
FANNIE MAE
and
DANIEL H. MUDD

-ii-

EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is between FANNIE MAE (the “Corporation”) and DANIEL H. MUDD (“Employee”).
     WHEREAS, the Board of Directors of the Corporation has appointed Employee its President and Chief Executive Officer, effective June 1, 2005;
     WHEREAS, the Corporation and Employee desire to replace, with effect from June 1, 2005, the existing employment agreement between them (the “Existing Agreement”), with a revised agreement reflecting Employee’s new responsibilities and agreed compensation arrangements; and
     WHEREAS, until this Agreement is executed by the Corporation and Employee, and the regulatory approval provided for in Section 6.16 occurs, the Existing Agreement shall remain in full force and effect.
     NOW, THEREFORE, the Corporation and Employee agree as follows:
ARTICLE 1
DEFINITIONS
     The following terms shall have the meanings set forth below:
     Section 1.1. Agreement Term means the period of time beginning on the Effective Date and ending on the Expiration Date.
     Section 1.2. Annual Incentive Plan means the Corporation’s Annual Incentive Plan as from time to time amended and in effect, or any successor plan.
     Section 1.3. Base Salary means the dollar amount of Employee’s annual base compensation as determined by the Board.

     Section 1.4. Board means the Board of Directors of the Corporation, acting without the participation of the Employee.
     Section 1.5. Board of Directors means the Board of Directors of the Corporation.
     Section 1.6. Cause is defined in Section 4.1(b).
     Section 1.7. Compete means directly or indirectly to manage, operate, control, participate in the ownership, management, operation or control of, be connected as an officer, employee, partner, director, consultant or otherwise with, or have any financial interest in, any firm or business if as of the date of Employee’s Termination of Employment (or during the two-year non-compete period as set forth in Section 6.1(a)) a substantial part of the business of such firm or business is in the same field as a substantial part of the business of the Corporation (provided, that Employee shall not be deemed directly or indirectly to Compete solely by virtue of Employee’s employment in a general management position by a diversified financial services firm). Employee shall not be deemed to Compete solely by reason of ownership, for personal investment purposes only, of less than 2% of the voting interests of any business.
     Section 1.8. Corporation means Fannie Mae.
     Section 1.9. Director means the Director of OFHEO or any successor.
     Section 1.10. Early Retirement is defined in the Stock Compensation Plan.
     Section 1.11. Effective Date means June 1, 2005, subject, however, to the provisions of Section 6.16 (“Regulatory Approval”).
     Section 1.12. Employee means Daniel H. Mudd.
     Section 1.13. Employment means Employee’s employment by the Corporation under this Agreement.

     Section 1.14. Executive Pension Plan means the Corporation’s Executive Pension Plan as from time to time amended and in effect, or any successor plan.
     Section 1.15. Existing Agreement is defined in the preamble to this Agreement.
     Section 1.16. Expiration Date means December 31, 2009.
     Section 1.17. Failure to Extend means notification by the Corporation that it does not desire to extend the Agreement Term (or the term of any successor agreement) or that it desires to do so only on terms in the aggregate that are materially less favorable to Employee than those applicable to Employee at the time of said notice. The Corporation shall give Employee notice with respect to extension or non-extension of the Agreement Term (or the term of any successor agreement) not less than six months before the expiration of the Agreement Term or the term of any successor agreement, as the case may be, and any failure to provide such timely notice shall also be deemed a Failure to Extend. If the Corporation notifies Employee that it desires to extend the Agreement Term (or the term of any successor agreement) on terms that are in the aggregate substantially similar to or more favorable than those applicable to Employee at the time of said notice, but subject, however, to regulatory approval, any nonextension shall not be deemed to be a Failure to Extend.
     Section 1.18. Good Reason means (a) a material reduction by the Corporation of Employee’s authority or a material change in Employee’s functions, duties or responsibilities that in any material way would cause Employee’s position to become less important, (b) a reduction in Employee’s Base Salary, (c) a requirement that Employee report to anyone other than the Chairman of the Board of Directors, (d) a requirement by the Corporation that Employee relocate his office outside of the Washington, D.C. area, or (e) a breach by the Corporation of any material obligation of the Corporation under this Agreement, unless, in the case of each of the preceding clauses (a) through (e), within 30 days of the written notice given by Employee pursuant to Section 4.2(a)(i), the Corporation cures or otherwise eliminates the basis for Employee’s assertion that Good Reason exists.
     Section 1.19. OFHEO means the Office of Federal Housing Enterprise Oversight or any successor office or agency as the Corporation’s primary regulator.
     Section 1.20. Option is defined in the Stock Compensation Plan.
     Section 1.21. Performance Cycle means a “performance cycle” as such term is defined in Section 5.1 of the Stock Compensation Plan.
     Section 1.22. Performance Share Award is defined in the Stock Compensation Plan.
     Section 1.23. Qualifying Termination means Termination of Employment (i) by the Corporation without Cause, (ii) by Employee for Good Reason, (iii) upon expiration of the Agreement Term (or the term of any successor agreement) if there has been a Failure to Extend, (iv) by reason of Employee’s acceptance of an appointment to a senior position in the U.S. Federal Government, (v) by reason of Serious Illness or Disability or (vi) by reason of Employee’s death.
     Section 1.24. Restricted Stock is defined in the Stock Compensation Plan.
     Section 1.25. Retirement is defined in the Stock Compensation Plan.
     Section 1.26. Section 409A means Section 409A of the Internal Revenue Code of 1986, as amended.
     Section 1.27. Serious Illness or Disability means a serious physical or mental illness or disability which, in the reasonable determination of the Board, prevents Employee from performing his duties under this Agreement for a period of at least six months in any twelve-month period.

     Section 1.28. Stock Compensation Plan means either or both, as the context requires, of the Corporation’s Stock Compensation Plan of 1993 and the Corporation’s Stock Compensation Plan of 2003, in each case as from time to time amended and in effect, or any successor plan.
     Section 1.29. Surviving Spouse is defined in the Executive Pension Plan.
     Section 1.30. Termination of Employment means the cessation of Employment for any reason.
ARTICLE 2
PERIOD OF EMPLOYMENT AND DUTIES
     Section 2.1. Period of Employment. The Corporation shall employ Employee, and Employee shall serve, as President and Chief Executive Officer of the Corporation, upon the terms and conditions of this Agreement, for the period from the Effective Date through the Expiration Date; provided that there may be an earlier Termination of Employment as contemplated by Section 4.
     Section 2.2. Duties. Employee shall serve the Corporation under this Agreement as President and Chief Executive Officer of the Corporation. Employee shall devote his full business time and attention to the Corporation and shall faithfully and diligently perform such duties for the Corporation as may be delegated to him from time to time by the Chairman of the Board of Directors, provided that such duties are reasonable and customary for a corporate president and chief executive officer. Employee shall be subject to the Corporation’s standards of conduct and similar policies and procedures applicable generally to the Corporation’s executive officers. Employee may (a) serve on corporate, civic or charitable boards or committees or (b) manage personal investments, so long as such activities do not materially interfere with the performance of his responsibilities under this Agreement and so long as such activities comply with the aforementioned standards, policies and procedures of the Corporation. During his Employment, Employee shall be nominated for election to the Corporation’s Board of Directors and shall be identified as a nominee recommended for election by the Board, at each annual meeting of the stockholders of the Corporation.
ARTICLE 3
COMPENSATION AND BENEFITS
     Section 3.1. Base Salary. During Employee’s Employment, the Corporation shall pay to Employee Base Salary of not less than $950,000 (which is his base salary at June 1, 2005). The Board shall from time to time review Employee’s Base Salary and may increase (but in no event decrease) such Base Salary by such amounts as it deems proper.
     Section 3.2. Benefits.
     (a) Executive Pension Plan. The parties acknowledge that the Corporation has previously designated Employee as a participant in the Executive Pension Plan. Employee’s “Pension Goal” under the Executive Pension Plan shall at all times be equal to at least 50% of his “High-Three Total Compensation” (revising the limitation on “other taxable compensation” for that purpose to 100% of Employee’s base salary for each year) as those terms are defined in the Executive Pension Plan; provided, however that, in the event Employee elects to commence receiving benefits under the Executive Pension Plan prior to the date on which he attains age 60, Employee’s Pension Goal shall be reduced by 3% for each year (3/12% for each month) by which the date of commencement precedes the date on which he attains age 60. The Corporation may amend the Executive Pension Plan from time to time; provided, however, that no such amendment shall decrease Employee’s Pension Goal or the vested benefits to which Employee or his Surviving Spouse, if any, would have been entitled under such Plan, as modified in this

Agreement, as in effect on the date of execution of this Agreement or, if benefits are improved, as of the date of such improvement; provided further, however, that if Employee receives his benefit payments under the Executive Pension Plan in the form of a joint and 100% survivor annuity, the amount of such benefit payments shall be actuarially reduced to reflect Employee’s and his Surviving Spouse’s joint life expectancy. Employee acknowledges and agrees to be bound by the provisions set forth in this Section 3.2(a) notwithstanding any provisions in the Executive Pension Plan to the contrary.
     (b) Options. Employee shall be considered for grants of Options consistent with the compensation philosophy of the Corporation determined from time to time by the Compensation Committee of the Board of Directors.
     (c) Annual Incentive Plan. Employee shall be considered for a potential award under the Annual Incentive Plan for each year during Employment consistent with the compensation philosophy of the Corporation determined from time to time by the Compensation Committee of the Board of Directors.
     (d) Performance Share Awards. Employee shall be considered for grants of Performance Share Awards consistent with the compensation philosophy of the Corporation determined from time to time by the Compensation Committee of the Board of Directors.
     (e) Restricted Stock. Employee shall be considered for grants of Restricted Stock consistent with the compensation philosophy of the Corporation determined from time to time by the Compensation Committee of the Board of Directors.
     (f) Life Insurance and Death Benefits. Employee shall receive life insurance benefits consistent with the Corporation’s life insurance policies and programs as from time to time in effect.

     (g) Legal Expenses. The Corporation shall pay or reimburse the legal expenses incurred by Employee in connection with the negotiation of this Agreement and any subsequent negotiation, amendment or discussion of this Agreement among any of the Director, the Corporation, the Board and the Employee and any of their respective advisors.
     (h) Annual Physical. The Corporation shall pay or reimburse Employee for actual expenses incurred by Employee for a complete annual physical examination at a medical facility of his choice.
     (i) General Rights Under Benefit Plans.
     (i) Employee shall at all times during Employment be entitled to participate in all long- or short-term bonus, stock option, restricted stock, and other executive compensation plans, and in all perquisite programs and disability, retirement, stock purchase, thrift and savings, health, medical, life insurance, expense reimbursement and similar plans of the Corporation which are from time to time in effect and in which other senior officers of the Corporation generally are entitled to participate. Except as otherwise provided in this Agreement, Employee’s participation in such plans and programs shall be in accordance with the provisions of such plans and programs applicable from time to time, it being the intent of the parties hereto that, except as otherwise expressly provided herein, nothing in this Agreement shall be deemed to decrease the rights and benefits of Employee under any such plans and programs as may be in effect from time to time. Employee’s rights as a participant under any compensation, benefit or fringe benefit plan or arrangement of the Corporation that is from time to time in effect and in which other senior officers of the Corporation generally are entitled to participate shall be subject to this Agreement and modified to the extent expressly provided herein, but except as so modified shall be determined under the applicable provisions of such plans and programs, including, without limitation, the provisions thereof applicable to retirement; provided, that all such plans and programs and this Agreement shall be construed and administered to avoid any duplication of benefits under any such plan or program and this Agreement.
     (ii) Except as specifically set forth in this Agreement, or as specifically permitted by the terms of any such plan or program, no right or benefit under any such plan or program shall become vested or exercisable after Termination of Employment.
     Section 3.3. Reimbursement. Employee acknowledges that certain of his bonus or other incentive-based or equity-based compensation may be subject to a requirement that they be reimbursed to the Corporation in the event that Section 304 of the Sarbanes-Oxley Act of 2002 applies to that compensation, and Employee agrees to comply with the requirements of that section. Employee also acknowledges that the Corporation’s plans and arrangements for compensation and incentive awards may contain similar provisions, or other provisions related to reimbursement of compensation or awards, or cancellation of rights, in similar circumstances, and Employee understands that his participation in such plans and arrangements will be subject to such provisions, any provisions of this Agreement to the contrary notwithstanding.
ARTICLE 4
TERMINATION OF EMPLOYMENT
     Section 4.1. Termination of Employment By the Corporation.
     (a) Without Cause. The Corporation shall have the right to terminate Employee’s Employment without Cause at any time for any reason in the Corporation’s sole discretion by giving at least 90 days’ prior written notice to Employee; provided, however, that the

Corporation shall have the option to designate any date as the last date on which Employee shall be authorized to occupy his office.
     (b) For Cause. Notwithstanding any other provision hereunder, the Corporation may terminate Employee’s employment for “Cause,” which shall mean that Employee has (A) materially harmed the Corporation by, in connection with his service under this Agreement, engaging in dishonest or fraudulent actions or willful misconduct, or performing his duties in a grossly negligent manner, or (B) been convicted of, or pleaded nolo contendere with respect to, a felony. The Corporation by written notice may terminate Employee’s employment for Cause at any time following the occurrence of an event described in (B). Employee shall not be deemed to have been terminated for Cause following the occurrence of an event described in (A) unless the Corporation shall have provided (i) reasonable notice to Employee setting forth the Corporation’s intention to terminate for Cause, (ii) where remedial action is feasible, a reasonable opportunity for such action, (iii) an opportunity for Employee, together with his counsel, to be heard before the Board and (iv) Employee with a notice of termination stating that Employee was guilty of the conduct set forth in this Section 4.1(b)(A) and specifying the particulars thereof in detail. No act or failure to act will be considered “willful” unless it is done, or omitted to be done, by Employee in bad faith or without reasonable belief that his action or omission was in the best interests of the Corporation.
     (c) By Reason of Serious Illness or Disability. In the event of Employee’s Serious Illness or Disability during Employment, the Corporation may terminate Employee’s Employment by giving Employee at least 60 days’ advance written notice specifying the date of termination. If, on or before the date of termination specified in such notice, Employee recovers and is again able to perform his duties hereunder, such notice shall be void, and Employee’s Employment shall not be terminated thereby.
     Section 4.2. Termination of Employment By Employee.
     (a) For Good Reason, etc. (i) Employee shall have the right to terminate his Employment for Good Reason by giving not less than 30 days’ prior written notice to the Corporation, which notice must be given within six calendar months after the event giving rise to the Good Reason and must specify in reasonable detail the circumstances constituting Good Reason; provided, however, that if, on or before the date of termination specified in such notice, the Corporation shall have cured or otherwise eliminated the asserted basis for the Good Reason claim, such notice shall be void, and Employee’s Employment shall not be terminated thereby.
     (ii) Employee shall also have the right to terminate his Employment at any time by written notice to the Corporation in the circumstances described in Section 1.23(iv).
     (b) Other Than For Good Reason. Employee shall have the right to terminate his Employment at any time for any reason other than as described in Section 4.2(a) above in his sole discretion by giving not less than 90 days’ prior written notice to the Corporation, which notice may not be given after the Corporation has provided a written notice of termination to Employee under Section 4.1(b). In no event shall the Termination of Employment by the Corporation without Cause, by Employee as described in Section 4.2(a) or by reason of a Failure to Extend be deemed to be a Termination of Employment by Employee pursuant to this Section 4.2(b).
     (c) Upon receipt of any notice from Employee pursuant to Section 4.2(a) or (b), the Corporation shall have the option, exercisable by giving Employee written notice within 30 days of such receipt, (i) to designate any date (not earlier than 30 days after the date of Employee’s notice) as the date on which Employee’s Employment shall cease and (ii) to designate any date as the last date on which Employee shall be authorized to occupy his office. The effective date of the Termination of Employment hereunder shall be the date so designated by the Corporation if earlier than the date specified by Employee.
     Section 4.3. Other Termination of Employment. Employee’s Employment shall also terminate on Employee’s death.
     Section 4.4. Resignation as Member of the Board of Directors. A Termination of Employment shall constitute, unless otherwise requested by the Board, Employee’s resignation as a member of the Corporation’s Board of Directors and as a member of the Board of Directors of the Fannie Mae Foundation, effective on the date of the Termination of Employment.
ARTICLE 5
COMPENSATION AND BENEFITS FOLLOWING TERMINATION OF EMPLOYMENT
     Section 5.1. Voluntary Termination Pursuant to Section 4.2(b). If the Termination of Employment is a voluntary termination pursuant to Section 4.2(b), Employee shall be entitled to payment of all accrued but unpaid Base Salary amounts and any benefits or awards (whether of options, stock or other property) which have vested prior to such date.
     Section 5.2. Termination for Cause. In the event of a Termination of Employment for Cause, Employee shall not be entitled to any payments or benefits except as follows: Employee shall be entitled to payment of all accrued but unpaid Base Salary amounts and any benefits or awards (whether of options, stock or other property) which have vested prior to such date; provided, however, that Employee shall not be entitled to any amounts payable (but unpaid) of any bonus, or under any Performance Share Award with respect to a Performance Cycle, whether or not completed as of the date of such Termination of Employment, if the reason for such Termination of Employment for Cause is substantially related to the earning of such bonus or to the performance over the Performance Cycle upon which the payment was based. The Corporation shall have no further obligations to Employee.
     Section 5.3. Qualifying Termination (Other Than by Reason Of Death). If there is a Qualifying Termination (other than by reason of Employee’s death), Employee shall be entitled to prompt payment of all accrued but unpaid Base Salary amounts and all amounts payable (but unpaid) under the Annual Incentive Plan with respect to any year ended on or prior to the Qualifying Termination, plus the following:
     (a) Continuation of Base Salary. Unless such Qualifying Termination shall have been by reason of a Qualifying Termination described in Section 1.23(iv):
     (i) Subject to Section 6.15, the Corporation shall pay to Employee in cash, on the normal payroll schedule applicable to his Base Salary, cash compensation at an annual rate equal to his Base Salary as in effect at the time of the Qualifying Termination. Such cash compensation shall continue to be paid until the second anniversary of the date of the Qualifying Termination.
     (ii) Notwithstanding (i) above, if Employee obtains other employment (including self-employment, but excluding service on boards of directors) following his Termination of Employment hereunder, any income received by Employee from such employment shall reduce, on a dollar-for-dollar basis (but not below zero), the Corporation’s obligation to pay cash compensation to Employee pursuant to this Section 5.3(a). If the Corporation has already paid any cash compensation under Section 5.3(a)(i) to which an offset would otherwise have applied, Employee shall promptly reimburse the Corporation the amount of such compensation. In the event of a Qualifying Termination by reason of Serious Illness or Disability, if Employee becomes entitled to and receives disability benefits under any disability payment plan, including disability insurance, the amount of cash compensation payable by the Corporation to Employee pursuant to Section 5.3(a) shall be paid at a rate equal to the excess of (A) the rate at which such cash compensation would otherwise be paid pursuant to Section 5.3(a)(i) over (B) the disability benefits for which Employee is eligible under such plan or insurance to the extent those benefits are attributable to premium payments made by the Corporation.
     (b) Annual Incentive Plan. Except as hereinafter provided, the Corporation shall pay to Employee at the time of payment of awards to other participants in the Annual Incentive Plan for the year in which the Qualifying Termination occurs (even if Employee is not employed by the Corporation on the last day of such year) a prorated amount equal to (i) the award that would have been payable to Employee for such year had he remained in Employment, based on actual results for such year, multiplied by (ii) a fraction, the numerator of which is the number of days of Employment during such year and the denominator of which is 365. In the case of a Qualifying Termination described in Section 1.23(iv), the Corporation shall promptly pay to Employee the prorated Annual Incentive Plan payment described in this Section 5.3(b). In the case of any other Qualifying Termination subject to this Section 5.3, the Corporation in its discretion may promptly pay to Employee any portion or all of such prorated Annual Incentive Plan payment. In any case where payment under this Section 5.3(b) is promptly made to Employee, the amount determined under clause (i) above shall be the award that the Board determines Employee would have received for the year in which the Qualifying Termination occurs based on the Board’s determination of the likelihood of the Corporation’s achievement of targets for such year. Employee acknowledges and agrees that any payments made pursuant to this Section 5.3(b) are subject to Section 6.15.
     (c) Performance Share Awards. Notwithstanding any provision of the Stock Compensation Plan to the contrary, in the case of any Qualifying Termination, the Corporation shall deliver to Employee all amounts payable (but unpaid) under any Performance Share Award with respect to a Performance Cycle that had ended as of the date of the Termination of Employment plus, with respect to each Performance Share Award then held by Employee as to which at least 18 months of the related Performance Cycle has elapsed as of the date of the Termination of Employment, after the end of such Performance Cycle, the product of (i) the award that would have been payable to Employee for such Performance Cycle had he remained in Employment, based on actual results for such Performance Cycle, and (ii) a fraction, the numerator of which is the number of days of Employment in such Performance Cycle and the denominator of which is the total number of days in such Performance Cycle. In the case of a Qualifying Termination described in Section 1.23(iv), the Corporation shall promptly pay to Employee all prorated Performance Share Award payments described in this Section 5.3(c). In the case of any other Qualifying Termination, the Corporation in its discretion may promptly pay to Employee any portion or all of any such payments. In any case where payment under this Section 5.3(c) is promptly made to Employee, the amount determined under clause (i) above shall be the award that the Board determines Employee would have received for the Performance Cycle in which the Qualifying Termination occurs based on the Board’s determination of the likelihood of the Corporation’s achievement of targets for such Performance Cycle. Employee acknowledges and agrees that any payments made pursuant to this Section 5.3(c) are subject to Section 6.15.
     (d) Restricted Stock. All shares of Restricted Stock awarded to Employee, to the extent not already vested, shall become immediately vested.
     (e) Options. Notwithstanding any provision of the Stock Compensation Plan to the contrary, in the case of a Qualifying Termination by reason of a termination by the Corporation without Cause, by the Employee for Good Reason, due to Failure to Extend or by reason of Serious Illness or Disability, all Options held by Employee, to the extent not already vested, shall become immediately vested and, solely with respect to those Options granted to Employee on or after the date hereof, shall remain exercisable through the earlier of the remainder of the original exercise period and the third anniversary of the date of such Qualifying Termination.
     (f) Medical and Dental Coverage. Subject to Section 6.15, in the case of a Qualifying Termination by reason of a termination by the Corporation without Cause or by Employee for Good Reason, to the extent permitted under the Corporation’s medical and dental plans the Corporation shall continue the medical and dental coverage elected by Employee for Employee and Employee’s spouse and dependents (but in the case of employee’s dependents only for so long as they remain dependents or until age 21 if later), without premium payments by Employee, until the earlier of the second anniversary of the date of such Qualifying Termination and the date the Employee obtains comparable coverage through another employer. If, for any reason, it is not possible for Employee, Employee’s spouse or the other eligible dependents of Employee to participate in medical and dental coverage pursuant to the immediately preceding sentence, the Corporation shall make arrangements to provide comparable coverage.

     Section 5.4. Termination of Employment By Reason of Death. If there is a Termination of Employment by reason of Employee’s death, then in addition to the payment to Employee’s estate of Employee’s accrued but unpaid Base Salary:
     (a) Annual Incentive Plan. Subject to Section 6.15, the Corporation shall pay to Employee’s designated beneficiary or, if none, to Employee’s estate, as soon as is practicable after the date of Employee’s death, all amounts payable (but unpaid) under the Annual Incentive Plan with respect to any year ended on or prior to death plus, for the year of death, a prorated amount equal to (i) the award that the Board determines Employee (had he lived) would have received for the year in which his death occurs based on the Board’s determination of the likelihood of the Corporation’s achievement of targets for such year, multiplied by (ii) a fraction, the numerator of which is the number of days of Employment during such year prior to his death and the denominator of which is 365.
     (b) Performance Share Awards. Subject to Section 6.15, the Corporation shall pay to Employee’s designated beneficiary or, if none, to Employee’s estate, as soon as is practicable after the date of Employee’s death, all amounts payable (but unpaid) under any Performance Share Award with respect to a Performance Cycle that had ended on or prior to the date of death, plus with respect to each Performance Share Award held by Employee as of the date of death for each Performance Cycle as to which at least 18 months of the related Performance Cycle had elapsed prior to the date of death, the product of (i) the award that the Board determines Employee (had he lived) would have received for such Performance Cycle had he remained in Employment based on the Board’s determination of the likelihood of the Corporation’s achievement of targets for such Performance Cycle, multiplied by (ii) a fraction, the numerator of which is the number of days in the Performance Cycle that had elapsed prior to Employee’s death and the denominator of which is the total number of days in the Performance Cycle.
     (c) Restricted Stock. All shares of Restricted Stock awarded to Employee, to the extent not already vested, shall become immediately vested.
     (d) Options. Notwithstanding any provision of the Stock Compensation Plan to the contrary, all Options held by Employee, to the extent not already vested, shall become immediately vested and, solely with respect to those Options granted to Employee on or after the date hereof, shall remain exercisable by Employee’s designated beneficiary or, if none, Employee’s estate through the earlier of the remainder of the original exercise period and the third anniversary of the date of Employee’s death.
     Section 5.5. Termination of Employment By Reason of Retirement or Early Retirement. If there is a Termination of Employment by reason of Employee’s Retirement or Early Retirement, then in addition to the payment to Employee of Employee’s accrued but unpaid Base Salary:
     (a) Performance Share Awards. Notwithstanding any provision of the Stock Compensation Plan to the contrary, the Corporation shall pay to Employee all amounts payable (but unpaid) under any Performance Share Award with respect to a Performance Cycle that had ended as of the date of Retirement or Early Retirement, as the case may be, plus with respect to each Performance Share Award then held by Employee as to which at least 18 months of the related Performance Cycle had elapsed as of the date of Retirement or Early Retirement, as the case may be, the product of (i) the award that would have been payable to Employee for such Performance Cycle had he remained in Employment, based on actual results for such Performance Cycle, and (ii) a fraction, the numerator of which is the number of days of

Employment in such Performance Cycle and the denominator of which is the total number of days in such Performance Cycle. Alternatively, the Corporation in its discretion may promptly pay to Employee any portion or all of any such payments. In any case where payment under this Section 5.5(a) is promptly made to Employee, the amount determined under clause (i) above shall be the award that the Board determines Employee would have received for the Performance Cycle in which the Retirement or Early Retirement, as the case may be, occurs based on the Board’s determination of the likelihood of the Corporation’s achievement of targets for such Performance Cycle. Employee acknowledges and agrees that any payments made pursuant to this Section 5.5(a) are subject to Section 6.15.
     (b) Restricted Stock. In the event there is a Termination of Employment by reason of Employee’s Retirement, all shares of Restricted Stock awarded to Employee, to the extent not already vested, shall become immediately vested. Notwithstanding any provision of the Stock Compensation Plan to the contrary, in the event there is a Termination of Employment by reason of Employee’s Early Retirement, the Corporation in its discretion may accelerate the vesting of shares of Restricted Stock awarded to Employee, to the extent not already vested.
     (c) Options. Notwithstanding any provision of the Stock Compensation Plan to the contrary, all Options held by Employee, to the extent not already vested, shall become immediately vested and, solely with respect to those Options granted to Employee on or after the date hereof, shall remain exercisable through the earlier of the remainder of the original exercise period and the third anniversary of the date of such Retirement or Early Retirement, as the case may be.

ARTICLE 6
MISCELLANEOUS
     Section 6.1. Noncompetition.
     (a) Following Termination of Employment for any reason, during the period from the date of the Termination of Employment to the second anniversary of the date of the Termination of Employment, Employee shall not, directly or indirectly, (i) Compete in the United States, (ii) solicit any officer or employee of the Corporation or any of its affiliates to engage in any conduct prohibited hereby for Employee or to terminate any existing relationship with the Corporation or such affiliate or (iii) assist any other person to engage in any activity in any manner prohibited hereby to Employee. In any case where Employee is contemplating an activity described in Section 6.1(a)(i) above, the Board, upon the request of Employee for a waiver, shall determine in good faith whether Employee’s engaging in the proposed activity would prejudice the interests of the Corporation and shall not unreasonably withhold its consent to such request for a waiver if it determines that the proposed activity would not prejudice the interests of the Corporation.
     (b) The need to protect the Corporation against Employee’s competition, as well as the nature and scope of such protection, has been carefully considered by the parties hereto in light of the uniqueness of Employee’s talent and his importance to the Corporation. Accordingly, Employee agrees that, in addition to any other relief to which the Corporation may be entitled, the Corporation shall be entitled to seek and obtain injunctive relief (without the requirement of a bond) from a court of competent jurisdiction for the purpose of restraining Employee from any actual or threatened breach of the covenant contained in Section 6.1(a).
     (c) If for any reason a final decision of any court determines that the restrictions under this Section 6.1 are not reasonable or that the consideration therefore is inadequate, such restrictions shall be interpreted, modified or rewritten by such court to include as much of the duration, scope and geographic area identified in this Section 6.1 as will render such restrictions valid and enforceable.
     Section 6.2. Payment of Certain Expenses. As promptly as permitted by law the Corporation shall pay or advance to Employee all legal fees and expenses that Employee may reasonably incur as a result of any contest or arbitration requested by the Corporation, Employee or others of the validity or enforceability of, or liability under, any provision of this Agreement (including any contest initiated by Employee concerning the amount of any payment due pursuant to this Agreement), plus in each case interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended, on any payment of legal fees and expenses that is delayed by more than 10 days following delivery by Employee to the Corporation of a proper request for payment. If as to any such contest or arbitration Employee does not prevail, and only in such case, within 10 days following written demand from the Corporation Employee shall repay any advance made by the Corporation pursuant to the immediately preceding sentence with respect to such contest or arbitration, with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended, from the date of the Corporation’s payment.
     Section 6.3. Assignment by Employee. Except as otherwise expressly provided herein or in the Corporation’s benefit plans, the obligations, rights and benefits of Employee hereunder are personal to him, and no such obligation, right or benefit shall be subject to voluntary or involuntary alienation, assignment, delegation or transfer.
     Section 6.4. No Funding Required. Nothing in this Agreement shall be construed as requiring the Corporation to establish a trust or otherwise to fund any payments to be made under this Agreement, but the Corporation in its discretion may establish such nonqualified trusts or other arrangements as it determines to be appropriate to assist it in meeting its obligations under this Agreement.
     Section 6.5. Disclosure of Information to the Corporation. In the event Section 5.3 becomes applicable, Employee or, in the event of Employee’s incapacity or death, his personal representative shall make available to the Corporation on a confidential basis such records, documents and other information reasonably necessary to enable the Corporation to verify the amount of income available to offset the payments otherwise due Employee.
     Section 6.6. Nondisclosure of Confidential Information. Employee acknowledges that he is bound by the terms of an Agreement on Ideas, Inventions and Confidential Information dated March 22, 2001. Nothing in this Agreement shall be construed as limiting Employee’s obligations under the aforesaid Agreement on Ideas, Inventions and Confidential Information or any successor thereto, which shall be treated for all purposes also as obligations of Employee under this Agreement. This Agreement in no way limits the ability of Employee to provide information covered by this Agreement to a government entity in order to assist the government entity in the fulfillment of its duties.
     Section 6.7. Waiver. The failure of either party hereto to insist upon strict compliance by the other party with any term, covenant or condition of this Agreement shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment or failure to insist upon strict compliance of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of such right or power at any other time or times.
     Section 6.8. Notice. Any notice required or desired to be given pursuant to this Agreement shall be sufficient if transmitted in writing by hand delivery or sent by prepaid courier or by registered or certified mail, postage prepaid, (i) if notice is to the Corporation, to the Corporation’s address hereinafter set forth, or (ii) if notice is to Employee, to Employee’s address in the metropolitan District of Columbia area contained in the records of the Corporation, or, in either such case, to such other address of a party as such party may designate in writing and transmit to the other party in such manner. Any such notice shall be deemed given, if transmitted by hand delivery, when delivered, if sent by courier service, one business day after deposit with a prepaid courier service or, if sent by registered or certified mail, three business days after deposit in the United States mail.
     Section 6.9. Applicable Law. This Agreement shall be governed by the laws of the District of Columbia without regard to any otherwise applicable conflict of laws principles.
     Section 6.10. Taxes. The Corporation shall deduct from all amounts payable under this Agreement all federal, state, local and other taxes required by law to be withheld with respect to such amounts.
     Section 6.11. Benefit. Except as otherwise expressly provided herein, this Agreement shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, and upon Employee, his spouse, heirs, executors and administrators. The Corporation shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation or otherwise) to all or substantially all of its assets, by agreement in form and substance reasonably satisfactory to Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform this Agreement if no such succession had taken place. Regardless of whether such an agreement is executed, this Agreement shall be binding upon any successor of the Corporation, and such successor shall be deemed the “Corporation” for purposes of this Agreement.
     Section 6.12. Entire Agreement. This Agreement contains the entire understanding and agreement between the parties relating to the terms of Employee’s Employment by the Corporation and, except as otherwise provided in Section 6.16, supersedes and voids all prior written or oral agreements or waivers between them, other than the Agreement on Ideas, Inventions and Confidential Information dated March 22, 2001 and the Indemnification Agreement dated as of May 24, 2004 between the Corporation and Employee. This Agreement cannot be amended, modified or supplemented in any respect except by an agreement in writing signed by both parties hereto.
     Section 6.13. Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement shall be settled by arbitration in the District of Columbia in accordance with the laws of the District of Columbia. The arbitration shall be conducted in accordance with the applicable rules of the American Arbitration Association. The costs and expenses of the arbitrator(s) shall be borne by the Corporation. Except as otherwise provided in Section 6.2, each party shall pay his or its own legal costs and other expenses (other than the costs and expenses of the arbitrator(s)) relating to an arbitration. The award of the arbitrator(s) shall be binding upon the parties. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.
     Section 6.14. Severability. Except as otherwise provided in Section 6.16, it is the intent and understanding of each party hereto that, if any term, restriction, covenant or promise herein is found to be invalid or otherwise unenforceable, then such term, restriction, covenant or promise shall not thereby be invalid or unenforceable but shall be deemed modified to the extent necessary to make it enforceable and, if it cannot be so modified, shall be deemed amended to delete therefrom such provision or portion found to be invalid or unenforceable, such modification or amendment in any event to apply only with respect to the operation of this Agreement in the particular jurisdiction in which such finding is made.
     Section 6.15. Code Section 409A. In light of the uncertainty surrounding the proper application of Section 409A, the parties hereto agree to cooperate to make necessary amendments to this Agreement (including, without limitation, to the timing of any severance payments payable pursuant to Article 5) to avoid imposition of penalties and additional taxes under Section 409A. It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with Section 409A. In particular, if necessary to avoid imposition of penalties and additional taxes under Section 409A, (a) the timing of severance payments shall be subject to a six-month deferral in a manner consistent with Section 409A(a)(2)(B)(i) and (b) any amounts payable under the Annual Incentive Plan or any Performance Share Award shall be paid to Employee not later than the expiration of two and one-half months from the end of the first taxable year in which the amount is no longer subject to a substantial risk of forfeiture.
     Section 6.16. Regulatory Approval.
     The parties hereto acknowledge and agree that pursuant to Section 309(d) of the Federal National Mortgage Association Charter Act, as amended by the Federal Housing Enterprises Financial Safety and Soundness Act of 1992 (as so amended, the “Act”), 12 U.S.C. 1723a(d), no provision of this Agreement relating to Employee’s benefits upon termination of employment shall be effective unless and until such provision has been reviewed and approved by the Director. If, following OFHEO’s review and approval of such provisions, any benefit plans of the Corporation affecting final termination benefits under this Agreement are altered, such alteration will require OFHEO’s review and approval at the time of termination of employment with the Corporation and prior to the payment of any such benefits. Upon determining that Employee’s Employment is terminating or has terminated, the Corporation shall timely seek OFHEO’s review and approval of any alteration referred to in the immediately preceding sentence.
     The parties therefore agree as follows:
     (a) The Corporation shall promptly hereafter submit this Agreement to the Director for his review and approval of those terms hereof relating to benefits upon termination of employment and shall seek diligently to obtain such approval;
     (b) This Agreement shall take effect as of the Effective Date if the Director’s approval of terms hereof relating to benefits upon termination of employment is given by January 1, 2006.
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     IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized representative, and Employee has executed this Agreement.

Witness:		FANNIE MAE
3900 Wisconsin Avenue, N.W.
Washington, D.C. 20016

	/s/ Judith C. Dunn	By:	/s/ Joe K. Pickett

Chairman of the Compensation Committee of the Board

Date:		Date:
	11-15-05		11-15-05

Witness:
	/s/ Beverly Fitzgerald		/s/ Daniel H. Mudd

DANIEL H. MUDD

Date:	11-15-05	Date:	11-15-05